Exhibit 10.25
BRICKELL BIOTECH, INC.
2020 OMNIBUS LONG-TERM INCENTIVE PLAN

Incentive Stock Option Award Agreement

    Brickell Biotech, Inc. (the “Company”), pursuant to its 2020 Omnibus Long-Term Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Incentive Stock Option Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________] _
Number of Shares Covered: [_______] _	Grant Date: __________, 20__ _
Exercise Price Per Share: $[______] _	Expiration Date: __________, 20__ _
Vesting and Exercise Schedule:
Scheduled Vesting Dates	Portion of Shares as to Which Option Becomes Vested and Exercisable

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option, except as set forth in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

PARTICIPANT:	BRICKELL BIOTECH, INC.

By:

Title:

BRICKELL BIOTECH, INC.
2020 Omnibus Long-Term Incentive Plan
Incentive Stock Option Award Agreement

Terms and Conditions

1.    Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”) and will be interpreted accordingly. To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options.
2.    Vesting and Exercisability of Option.
(a)    Scheduled Vesting. This Option will vest and become exercisable as to the number of shares of Common Stock (“Shares”) and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as you remain a Service Provider (which is defined as an individual who has not experienced a Termination Date) on such dates. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.
(b)    Accelerated Vesting. The vesting of outstanding Options will be accelerated under the circumstances provided below:
(1)Death or Disability. If your service to the Company or Related Companies terminates prior to the final Scheduled Vesting Date due to your death or Disability, then a pro rata portion (based on the number of days during which you were a Service Provider since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of the total number of days between such date and the next Scheduled Vesting Date) of the Options scheduled to vest as of the next Scheduled Vesting Date shall vest as of such Termination Date.

(2)Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the following provisions shall apply:
(a)If, within 24 months after a Change of Control (A) described in Section 2.6(a) or Section 2.6(d) of the Plan or (B) described in Section 2.6(b) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due either to an involuntary termination for reasons other than Cause (as defined in Section 11 below) or a resignation for Good Reason (as defined in Section 11 below), then all unvested Options shall immediately vest in full.
(b)If this Award is not continued, assumed or replaced in connection with a Change in Control pursuant to Section 2.6(b) of the Plan, then all unvested Options shall immediately vest in full upon the occurrence of the Change in Control and paid out in accordance with Section 7.2 of the Plan.
(c)In the event of a Change of Control described in Section 2.6(c) of the Plan, then all unvested Options shall immediately vest in full upon the occurrence of the Change in Control and paid out in accordance with Section 7.2 of the Plan.
(3)Other Agreements or Plans.  Unvested Options shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.
3.    Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Eastern Time on the earliest of:
(a)The expiration date specified on the cover page of this Agreement;
(b)Upon your Termination Date if you are terminated for Cause;
(c)Upon the expiration of any applicable period specified in Sections 2 and 4 of this Agreement during which this Option may be exercised after your termination of service; or
(d)    The date (if any) fixed for termination or cancellation of this Option pursuant to Section 7.2 of the Plan.
4.    Service Requirement. Except as otherwise provided below or in Section 2 of this Agreement, this Option may be exercised only while you continue to provide service to the Company or Related Companies, and only if you have continuously provided such service since the Grant Date of this Option. If your service with the Company and all the Related Companies terminates, the following provisions shall apply:
(a)Upon termination of service for Cause, all unexercised Options shall be immediately forfeited without consideration.
(b)Upon termination of service for any other reason, all unexercisable portions of the Options shall be immediately forfeited without consideration.
(c)Upon termination of service for any reason other than Cause, death or Disability, the currently vested and exercisable portion of the Options may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portion of the Options may be exercised for a period of one year after the date of such termination.
(d)Upon termination of service due to death or Disability, the currently vested and exercisable portion of the Options may be exercised for a period of one year after the date of such termination.
5.    Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the person or entity designated by the Company, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.
6.    Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:
(a)Cash or by promissory note;
(b)By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or
(c)By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.
7.    Tax Consequences. You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.
8.    Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including compliance with applicable laws, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.
9.    Transfer of Option. During your lifetime, only you may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will or by the laws of descent and distribution. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.
10.    No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this

Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in the Plan.
11.    Definitions.
(a)    Cause. “Cause” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement. If you do not have an employment agreement with the Company, “Cause” means: (i) an action or omission of the Participant which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under any agreement between the Participant and the Company or the Related Companies which is not cured within fifteen (15) days after receipt by the Participant of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services to the Company or the Related Companies; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Participant’s duties, which is not cured within fifteen (15) days after written receipt by the Participant of written notice of same.

(b)    Disability. “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or the Related Companies that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(c)    Good Reason. “Good Reason” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement. If you do not have an employment agreement with the Company, “Good Reason” means (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company to comply with any of the compensation-related provisions of any employment agreement to which the Participant is a party, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided however, that in order to effect resignation for Good Reason all of the following must occur: (x) Participant must provide the Company with written notice within the sixty-day period following the event(s) giving rise to Participant’s intent to voluntarily resign his employment for Good Reason (y) such event is not remedied by within thirty (30) days following the Company’s receipt of such written notice; and (z) Participant’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

12.    Additional Provisions.
(a)No Right to Continued Service. This Agreement does not give you a right to continued service with the Company or the Related Companies, and the Company and the Related Companies may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. If there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.
(c)Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
(d)Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.
(e)Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
(f)Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
(g)Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.